UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report(Date of earliest event reported): April 23, 2008

SFH 1 ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52643	20-5941535
(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street Suite 705
North Miami Beach, Florida 33160

(Address of Principal Executive Offices)

(786) 923-0507

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding SFH 1 Acquisition Corp. ( the “Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company. These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 1.02 Termination of a Material Definitive Agreement.

On April 22, 2008, the Company terminated its agreement with Intercare LLC, a limited liability company organized under the laws of the Russian Federation. The agreement was subject to completion of the Company’s due diligence requirements and delivery of audited financial statements. The Company was not satisfied with the results of its due diligence nor did it appear that Intercare would be able to deliver the required audited financial statements.

Based on the above, the Company gave notice to Intercare that the agreement was being terminated. Ankitapharm is a wholly owned subsidiary of Intercare and as a result of the termination of the agreement with Interecare, the Company will not be moving forward to acquire Ankitapharm. There was no liability to either party as a result of the termination and each party remained liable for their own costs incurred through the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2008

SFH 1 Acquisition Corp.

By:	/s/ Armen Karapetyan
Armen Karapetyan
President